Exhibit 5


                                  I-trax, Inc.
                          130 Hillman Drive, Suite 130
                              Chadds Ford, PA 19317
                              Phone: (215) 557-7488
                               Fax: (215) 557-7820



                                                              June 9, 2005


I-trax, Inc.
130 Hillman Drive, Suite 130
Chadds Ford, PA 19317

                  RE:      I-trax, Inc. -
                           Registration Statement on Form S-8
                           ----------------------------------

Ladies and Gentlemen:

                  I am the general counsel to I-trax, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on From S-8 (the "Registration Statement") that was filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of 6,737,998 shares of the Company's common stock, par value $.001 per share ("Common Stock"), issuable upon the exercise of options (1) granted or to be granted under the Company's 2000 Equity Compensation Plan and Amended and Restated 2001 Equity Compensation Plan (collectively, the "Plans") and (2) granted to certain employees and individuals performing consulting services for the Company (the "Non-Plan Grants").

                  I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of shares of Common Stock under the Plans and pursuant to the Non-Plan Grants. In this connection, I have examined and relied upon such corporate records and other documents, instruments and certificates, including the Plans and the agreements evidencing the Non-Plan Grants (the "Non-Plan Grant Agreements"), and have made such other investigations as I deemed appropriate as the basis for the opinion set forth below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, conformed or photostatic copies and the authenticity of such original documents.

                  The opinion expressed below is based on the assumption that the Registration Statement will become effective.

                  Based upon the foregoing, I am of the opinion that the 6,737,998 shares of Common Stock that may be issued and sold by the Company upon the exercise of stock options granted or to be granted under the Plans and pursuant to the Non-Plan Grants, when issued, sold and delivered in accordance with the terms and conditions of the Plans and pursuant to the terms and conditions of the Non-Plan Grant Agreements, as applicable, and the applicable exercise agreements and in the manner and for the consideration stated in the Registration Statement and the relevant prospectus prepared in connection with the Registration Statement, will be validly issued, fully paid and nonassessable.

                  I express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the law of the General Corporation Law of the State of Delaware.

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                  I consent to the filing of this opinion as Exhibit 5 of the
Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus forming a part thereof.


                                             Very truly yours,


                                             /s/ Yuri Rozenfeld, Esq.


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